Exhibit 10.2

MASSEY ENERGY COMPANY

Restricted Stock Award Agreement

             Shares of Restricted Stock

THIS AGREEMENT dated as of the 14th day of November, 2005, between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and             (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 1999 Executive Performance Incentive Plan, as amended and restated effective November 30, 2000 (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Stock. Pursuant to the Plan, the Company, on November 14, 2005 (the “Date of Grant”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of              shares of Common Stock, hereinafter described as “Restricted Stock”.

2. Restrictions. Except as provided in this Agreement, the shares of Restricted Stock are nontransferable and are subject to a substantial risk of forfeiture.

3. Stock Power. With respect to shares of Restricted Stock forfeited under Paragraph 6, the Participant does hereby irrevocably constitute and appoint the Secretary and the Assistant Secretary as his attorney to transfer the forfeited shares on the books of the Company with full power of substitution in the premises. The Secretary and/or the Assistant Secretary shall use the authority granted in this Paragraph 3 to cancel any shares of Restricted Stock that are forfeited under Paragraph 6.

4. Vesting. Subject to Paragraph 6 and except as provided in Paragraph 7 below, the Participant’s interest in the shares of Restricted Stock shall become transferable and nonforfeitable (“Vested”) with respect to one-fourth (25%) of the Restricted Stock on November 17, 2006, November 17, 2007, November 17, 2008 and November 17, 2009.

5. Death or Disability. If Participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Permanently and Totally Disabled”) while in the employ of the Company or an Affiliate and prior to the forfeiture of the shares of Restricted Stock under Paragraph 6, the Participant’s right to receive the Restricted Stock shall be fully Vested.

6. Forfeiture. Subject to Paragraph 7 below, all shares of Restricted Stock that are not then Vested shall be forfeited if the Participant’s employment with the Company and its Affiliates terminates for any reason other than on account of the Participant’s death or becoming Permanently and Totally Disabled.

7. Change in Control. Notwithstanding any other provision of this Agreement, Participant’s right to receive the Restricted Stock shall be Vested if Participant’s employment terminates within two years following a Change in Control.

8. Custody of Certificates. Custody of stock certificates evidencing the shares of Restricted Stock shall be retained by the Company. The Company shall deliver to Participant the stock certificates evidencing the shares of Restricted Stock that Vest.

9. Notice. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: General Counsel	Attention: General Counsel
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to the Participant:

10. Confidentiality. Participant agrees that this Agreement and the receipt of Common Stock subject to this award are conditioned upon the Participant not disclosing the terms of this Agreement or the receipt of the Restricted Stock to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to the date Participant is Vested in shares of Restricted Stock. If Participant discloses such information to any person other than those named in the prior sentence, Participant agrees that this award will be forfeited.

11. Fractional Shares. A fractional share shall not Vest hereunder, and when any provision hereof may cause a fractional share to Vest, any Vesting in such fractional share shall be postponed until such fractional share and other fractional shares equal a Vested whole share.

12. No Right to Continued Employment. This Agreement does not confer upon the Participant any right to continue in the employ of the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate such employment at any time.

13. Change in Capital Structure. The terms of this Agreement shall be adjusted as the Committee determines is equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee, necessitates such action.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

15. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

16. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

17. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

MASSEY ENERGY COMPANY

By:
Executive Vice President and Chief
Administrative Officer

Participant